CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-65868) pertaining to the 1996 Long-Term Stock Incentive Plan of International Speedway Corporation of our reports dated February 3, 2006, with respect to the consolidated financial statements and schedule of International Speedway Corporation, International Speedway Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of International Speedway Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended November 30, 2005.

/s/ Ernst & Young LLP Certified Public Accountants
Jacksonville, Florida February 3, 2006